SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	September 19, 2009

Habersham Bancorp
(Exact Name of Registrant as Specified in its Charter)

Georgia	0-13153	58-1563165
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

P. O. Box 1980
Historic Highway 441 North,
Cornelia, GA 30531
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code	(706) 778-1000

N/A
(Former Name or Former Address, if Changed Since Last Report)

Item 1.01	Entry into a Material Definitive Agreement

On September 19, 2009, Habersham Bank (the “Bank”), the wholly owned subsidiary of Habersham Bancorp (the “Company”), executed termination agreements relating to the director supplemental retirement plan agreements and related split dollar insurance plan agreements, each dated as of December 2, 1998, with the directors of the Bank listed below.  Based on their review of the terms of these agreements and the capital needs of the Bank, the board of directors of the Bank and each individual party to the agreements determined that the cancellation of such agreements would be in the best interest of the Bank.  Management has determined that capital would potentially increase by approximately $500,000 as a result of these cancellations and the cancellations of the supplemental executive retirement plan agreements, reported on the Company’s Form 8-K filed on September 14, 2009.

Item 9.01	Financial Statements and Exhibits

Exhibit	Description

10.1	Termination and Waiver Agreement dated as of September 19, 2009 between the Bank and Edward D. Ariail.

10.2	Termination and Waiver Agreement dated as of September 19, 2009 between the Bank and Thomas A. Arrendale, III.

10.3	Termination and Waiver Agreement dated as of September 19, 2009 between the Bank, as successor to Security State Bank, and Michael C. Martin.

10.4	Termination and Waiver Agreement dated as of September 19, 2009 between the Bank, as successor to Security State Bank, and Michael L. Owen.

10.5	Termination and Waiver Agreement dated as of September 19, 2009 between the Bank and James A. Stapleton, Jr.

10.6	Termination and Waiver Agreement dated as of September 19, 2009 between the Bank and Calvin R. Wilbanks.

10.7	Termination and Waiver Agreement dated as of September 19, 2009 between the Bank and David D. Stovall.

10.8	Termination and Waiver Agreement dated as of September 19, 2009 between the Bank, as successor to Security State Bank, and David D. Stovall.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HABERSHAM BANCORP

Date: September 24, 2009	By:	/s/ David D. Stovall
David D. Stovall
Chief Executive Officer